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                                                                    Exhibit 99.3

                      (LITTON LOAN SERVICING LETTERHEAD)

4828 Loop Central Drive                                 Telephone (713) 960-9676
Houston, Texas 77081                                          Fax (713) 960-0539


      February 19, 2004

      Corporate Trust Services Dept.
      Wachovia Bank, N.A.
      401 South Tryon Street, 12th Floor
      Charlotte, NC 28288

      RE:   Terwin 2003-2HE, Terwin Mortgage Trust, Asset-Backed Certificates

      To Whom It May Concern:

      The undersigned officer of Litton Loan Servicing LP provides the Annual Statement as to Compliance as required by the Pooling and Servicing Agreement for the above referenced security and certifies that (i) a review of the activities of the Servicer during such preceding fiscal year (or such shorter period in the case of the first such report) and of performance under this Agreement has been made under my supervision, and
      (ii) to the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement for 2003.

      Sincerely,

      /s/ Janice McClure                              /s/ Ann Kelley
      ------------------                              --------------
      Janice McClure                                  Ann Kelley
      Senior Vice President                           Secretary